PRESS RELEASE

INTERNATIONAL SEAWAYS ANNOUNCES $100 MILLION PREPAYMENT OF 2017 TERM LOAN FACILITY

Cash Interest Expense Expected to Decrease by $8.2 million on an Annual Basis and
$1.9 Million in Fourth Quarter 2019

New York, NY – October 8 – International Seaways, Inc. (NYSE: INSW) (the “Company” or “INSW”), one of the largest tanker companies worldwide providing energy transportation services for crude oil and petroleum products in International Flag markets, announced today that the Company is prepaying $100 million of the outstanding balance of its 2017 Term Loan Facility, together with a 1% prepayment fee, using cash set aside from the proceeds of vessel sales and a portion of the proceeds from the previously announced $123 million sale of its 49.9% stake in the Company’s LNG joint venture.

“We are pleased to have further executed on our disciplined and accretive capital allocation strategy by using a substantial portion of our LNG sales proceeds to reduce leverage and significantly lower our cost of capital during a time when our cash position remains strong,” said Jeff Pribor, International Seaways’ CFO. “Following the $100 million debt prepayment, we anticipate cash interest expense to decrease by approximately $8.2 million on an annual basis and $1.9 million in the fourth quarter of 2019 based on current interest rates. Additionally, this leverage reduction positions us for further balance sheet optimization.”

About International Seaways, Inc.
International Seaways, Inc. (NYSE: INSW) is one of the largest tanker companies worldwide providing energy transportation services for crude oil and petroleum products in International Flag markets. International Seaways owns and operates a fleet of 42 vessels, including 13 VLCCs, two Suezmaxes, six Aframaxes/LR2s, 12 Panamaxes/LR1s and 7 MR tankers. Through joint ventures, it currently has ownership interests in two floating storage and offloading service vessels. International Seaways has an experienced team committed to the very best operating practices and the highest levels of customer service and operational efficiency. International Seaways is headquartered in New York City, NY. Additional information is available at www.intlseas.com.

Forward-Looking Statements
This release contains forward-looking statements. In addition, the Company may make or approve certain statements in future filings with the Securities and Exchange Commission (SEC), in press releases, or in oral or written presentations by representatives of the Company. All statements other than statements of historical facts should be considered forward-looking statements. These matters or statements may relate to the Company’s plans to issue dividends, its prospects, including statements regarding vessel acquisitions, trends in the tanker markets, and possibilities of strategic alliances and investments. Forward-looking statements are based on the Company’s current plans, estimates and projections, and are subject to change based on a number of factors. Investors should carefully consider the risk factors outlined in more detail in the Annual Report on Form 10-K for 2018 for the Company, the Quarterly Report on Form 10-Q for the quarter ended June 30, 2019, and in similar sections of other filings made by the Company with the SEC from time to time. The Company assumes no obligation to update or revise any forward-looking statements. Forward-looking statements and written and oral forward-looking statements attributable to the Company or its representatives after the date of this release are qualified in their entirety by the cautionary statements contained in this paragraph and in other reports previously or hereafter filed by the Company with the SEC.

Investor Relations & Media Contact:
David Siever
International Seaways, Inc.
(212) 578-1635
dsiever@intlseas.com